FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
This FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT, dated as of December 16, 2020 (this “Amendment”), is entered into by and among CAC Warehouse Funding LLC V, a Delaware limited liability company (the “Borrower”), Credit Acceptance Corporation, a Michigan corporation (“Credit Acceptance”, the “Originator”, the “Servicer” or the “Custodian”), and Fifth Third Bank, National Association (f/k/a Fifth Third Bank, an Ohio banking corporation), as the lender (the “Lender”), as the deal agent (the “Deal Agent”) and as the collateral agent (the “Collateral Agent”).
Reference is hereby made to the Loan and Security Agreement, dated as of September 15, 2014 (the “Original Loan and Security Agreement”), as amended by the First Amendment to Loan and Security Agreement, dated as of June 11, 2015 (“Amendment No. 1”), the Second Amendment to Loan and Security Agreement, dated as of August 18, 2016 (“Amendment No. 2”), the Third Amendment to Loan and Security Agreement, dated as of August 15, 2018 (“Amendment No. 3”), and the Fourth Amendment to Loan and Security Agreement, dated as of July 16, 2019 (“Amendment No. 4”, and together with the Original Loan and Security Agreement, Amendment No. 1, Amendment No. 2 and Amendment No. 3, the “Agreement”), each among the Borrower, Credit Acceptance, the Lender, the Deal Agent, the Collateral Agent and Systems & Services Technologies, Inc., a Delaware corporation, as the backup servicer (the “Backup Servicer”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Agreement.
W I T N E S S E T H :
WHEREAS, the Borrower, Credit Acceptance, the Lender, the Deal Agent, the Collateral Agent and the Backup Servicer have previously entered into and are currently party to the Agreement; and
WHEREAS, the Borrower, Credit Acceptance, the Lender, the Deal Agent and the Collateral Agent wish to amend the Agreement pursuant to Section 14.1 thereof in certain respects as provided herein;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
SECTION 1.Amendments. Subject to the conditions to effectiveness set forth in Section 2 below, the Agreement is hereby amended by deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth on the pages of the Agreement attached as Exhibit A hereto.
SECTION 2.Conditions to Effectiveness of Amendment. The effectiveness of this Amendment is subject to the conditions precedent that:
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(i)the Deal Agent shall have received executed counterparts of (i) this Amendment from each party hereto and (ii) the Fee Letter (as defined in the Agreement, as amended by this Amendment) from each party thereto;
(ii)the Lender shall have received an executed Note in the face amount representing the Commitment amount and dated as of the date hereof;
(iii)the Deal Agent shall have received legal opinions from the Borrower and Credit Acceptance regarding corporate and enforceability matters; and
(iv)All fees payable by the Borrower to Fifth Third on or prior to the date hereof pursuant to the Fee Letter shall have been paid in full in accordance with the terms thereof.
SECTION 3.Representations of the Borrower and Credit Acceptance. Each of the Borrower and Credit Acceptance hereby represents and warrants to the other parties hereto that as of the date hereof each of the representations and warranties contained in Article IV of the Agreement and in any other Transaction Document to which it is a party are true and correct as of the date hereof and after giving effect to this Amendment (except to the extent that such representations and warranties relate solely to an earlier date, and then that they are true and correct as of such earlier date) and that no Termination Event has occurred and is continuing as of the date hereof and after giving effect to this Amendment.
SECTION 4.Agreement in Full Force and Effect. Except as expressly set forth herein, all terms and conditions of the Agreement shall remain in full force and effect. Reference to this specific Amendment need not be made in the Agreement, the Note or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.
SECTION 5.Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which so executed shall be deemed an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.
SECTION 6.Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.
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SECTION 7.Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to Loan and Security Agreement to be executed and delivered by their duly authorized officers as of the date hereof.
CAC WAREHOUSE FUNDING LLC V

By: /s/ Douglas W. Busk
Name:    Douglas W. Busk
Title:    Chief Treasury Officer
CREDIT ACCEPTANCE CORPORATION

By: /s/ Douglas W. Busk
Name:    Douglas W. Busk
Title:    Chief Treasury Officer
FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Lender, Deal Agent and Collateral Agent

By: /s/ Brian Gardner
Name:    Brian Gardner
Title:    Managing Director

[Fifth Amendment to Loan and Security Agreement]

[Fifth Amendment to Loan and Security Agreement]

Exhibit A
[see attached]

U.S. $~~100,000,000~~125,000,000

LOAN AND SECURITY AGREEMENT

~~Dated~~dated as of September 15, 2014

~~Among~~among

CAC WAREHOUSE FUNDING LLC V

as the Borrower

CREDIT ACCEPTANCE CORPORATION
as the Servicer and Custodian

FIFTH THIRD BANK, NATIONAL ASSOCIATION
as the Lender, the Deal Agent and the Collateral Agent

and

SYSTEMS & SERVICES TECHNOLOGIES, INC.
as the Backup Servicer

Page

ARTICLE I DEFINITIONS    1
Section 1.1.    Certain Defined Terms.    1
Section 1.2.    Other Terms    28
Section 1.3.    Computation of Time Periods    28
Section 1.4.    Interpretation    28
ARTICLE II THE LOAN FACILITY    29
Section 2.1.    Funding of the Advance.    29
Section 2.2.    Grant of Security Interest; Acceptance by Collateral Agent.    30
Section 2.3.    Procedures for Funding of Advances.    ~~32~~31
Section 2.4.    Determination of Interest and Other Amounts    32
Section 2.5.    Reduction of the Facility Limit; Repurchase    ~~33~~32
Section 2.6.    [Reserved~~.~~].    ~~33~~32
Section 2.7.    Settlement Procedures.    ~~33~~32
Section 2.8.    Take-Out.    ~~35~~34
Section 2.9.    Collections and Allocations.    ~~37~~36
Section 2.10.    Payments, Computations, Etc.    ~~38~~37
Section 2.11.    [Reserved~~.~~].    38
Section 2.12.    Fees.    38
Section 2.13.    Increased Costs; Capital Adequacy; Illegality.    ~~39~~38
Section 2.14.    Taxes.    ~~40~~39
Section 2.15.    Assignment of the Contribution Agreement    ~~41~~40
Section 2.16.    Servicer Clean-up Call.    41
Section 2.17.    LIBOR Inability.    41
ARTICLE III CONDITIONS TO THE CLOSING AND EACH FUNDING    ~~42~~44
Section 3.1.    Conditions to the Closing and the Initial Funding    ~~42~~44
Section 3.2.    Conditions Precedent To All Fundings    ~~43~~44
ARTICLE IV REPRESENTATIONS AND WARRANTIES    ~~44~~46
Section 4.1.    Representations and Warranties of the Borrower    ~~44~~46
Section 4.2.    Representations and Warranties of the Borrower Relating to the Loans and the Related Contracts.    ~~49~~51
Section 4.3.    Representations and Warranties of the Servicer    ~~51~~52
Section 4.4.    Representations and Warranties of the Backup Servicer    ~~52~~54

(continued)
Page

Section 4.5.    Breach of Representations and Warranties.    ~~53~~55
ARTICLE V GENERAL COVENANTS    ~~54~~56
Section 5.1.    Affirmative Covenants of the Borrower    ~~54~~56
Section 5.2.    Negative Covenants of the Borrower    ~~60~~62
Section 5.3.    Covenant of the Borrower Relating to the Hedging Agreement    ~~65~~67
Section 5.4.    Affirmative Covenants of the Servicer    ~~65~~67
Section 5.5.    Negative Covenants of the Servicer    ~~68~~70
Section 5.6.    Negative Covenants of the Backup Servicer    ~~69~~71
ARTICLE VI ADMINISTRATION AND SERVICING OF CONTRACTS    ~~70~~72
Section 6.1.    Servicing.    ~~70~~72
Section 6.2.    Duties of the Servicer and Custodian.    ~~71~~72
Section 6.3.    Rights After Designation of Successor Servicer    ~~74~~76
Section 6.4.    Responsibilities of the Borrower    ~~75~~76
Section 6.5.    Reports.    ~~75~~77
Section 6.6.    Additional Representations and Warranties of Credit Acceptance as Servicer    ~~76~~78
Section 6.7.    Establishment of the Accounts.    ~~76~~78
Section 6.8.    Payment of Certain Expenses by Servicer    ~~78~~80
Section 6.9.    Annual Independent Public Accountant’s Servicing Reports    ~~78~~80
Section 6.10.    The Servicer Not to Resign    ~~78~~80
Section 6.11.    Servicer Termination Events    ~~78~~80
Section 6.12.    Appointment of Successor Servicer.    ~~80~~82
Section 6.13.    Responsibilities of the Borrower    ~~81~~83
Section 6.14.    Segregated Payment Account    ~~81~~83
Section 6.15    Dealer Collections Repurchase; Replacement of Dealer Loan with Related Purchased Loans    ~~81~~83
ARTICLE VII BACKUP SERVICER    ~~82~~84
Section 7.1.    Designation of the Backup Servicer    ~~82~~84
Section 7.2.    Duties of the Backup Servicer    ~~82~~84
Section 7.3.    Backup Servicing Compensation    ~~82~~84
ARTICLE VIII [Reserved]    ~~83~~85
ARTICLE IX SECURITY INTEREST    ~~83~~85

(continued)
Page

Section 9.1.    Security Agreement.    ~~83~~85
Section 9.2.    Release of Lien    ~~83~~85
Section 9.3.    Further Assurances    ~~83~~85
Section 9.4.    Remedies    ~~83~~85
Section 9.5.    Waiver of Certain Laws    ~~83~~85
Section 9.6.    Power of Attorney    ~~84~~86
ARTICLE X TERMINATION EVENTS    ~~84~~86
Section 10.1.    Termination Events    ~~84~~86
Section 10.2.    Remedies.    ~~86~~88
ARTICLE XI INDEMNIFICATION    ~~87~~89
Section 11.1.    Indemnities by the Borrower.    ~~87~~89
Section 11.2.    Indemnities by the Servicer.    ~~89~~91
Section 11.3.    After-Tax Basis    ~~89~~91
ARTICLE XII THE DEAL AGENT    ~~90~~91
Section 12.1.    Authorization and Action.    ~~90~~91
Section 12.2.    Delegation of Duties.    ~~90~~92
Section 12.3.    Exculpatory Provisions.    ~~91~~92
Section 12.4.    Reliance.    ~~91~~93
Section 12.5.    Non-Reliance on Deal Agent, Collateral Agent and The Lender    ~~92~~94
Section 12.6.    [Reserved].    ~~92~~94
Section 12.7.    Deal Agent and Collateral Agent in their Individual Capacities    ~~93~~94
Section 12.8.    Successor Deal Agent or Collateral Agent.    ~~93~~95
ARTICLE XIII ASSIGNMENTS; PARTICIPATIONS    ~~93~~95
Section 13.1.    Assignments and Participations.    ~~93~~95
ARTICLE XIV MISCELLANEOUS    ~~96~~98
Section 14.1.    Amendments and Waivers.    ~~96~~98
Section 14.2.    Notices, Etc.    ~~97~~99
Section 14.3.    Ratable Payments    ~~97~~99
Section 14.4.    No Waiver; Remedies    ~~97~~99
Section 14.5.    Binding Effect; Benefit of Agreement.    ~~97~~99

(continued)
Page

Section 14.6.    Term of this Agreement    ~~98~~99
Section 14.7.    Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue    ~~98~~99
Section 14.8.    Waiver of Jury Trial    ~~98~~100
Section 14.9.    Costs, Expenses and Taxes.    ~~98~~100
Section 14.10.    No Petition.    ~~99~~101
Section 14.11.    Recourse Against Certain Parties.    ~~99~~101
Section 14.12.    Protection of Right, Title and Interest in Collateral; Further Action Evidencing the Funding.    ~~100~~101
Section 14.13.    Confidentiality; Tax Treatment Disclosure.    ~~101~~102
Section 14.14.    Execution in Counterparts; Severability; Integration    ~~102~~104
Section 14.16.    USA Patriot Act    ~~103~~104

THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) is made as of September 15, 2014, among:
(1)    CAC WAREHOUSE FUNDING LLC V, a Delaware limited liability company (the “Borrower”);
(2)    CREDIT ACCEPTANCE CORPORATION, a Michigan corporation (“Credit Acceptance”, the “Originator”, the “Servicer” or the “Custodian”);
(3)    FIFTH THIRD BANK, ~~an Ohio banking corporation~~NATIONAL ASSOCIATION (“Fifth Third” or “Fifth Third Bank”), as the lender (the “Lender”), as deal agent (“Deal Agent”) and as collateral agent (the “Collateral Agent”); and
(4)    SYSTEMS & SERVICES TECHNOLOGIES, INC., a Delaware corporation (the “Backup Servicer”).
IT IS AGREED as follows:
ARTICLE I
DEFINITIONS
Section 1.1.    Certain Defined Terms.
(a)    Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1.
(b)    As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:
Accrual Period: For any Payment Date, the calendar month immediately preceding such Payment Date.
Addition Date: (a) With respect to any Dealer Loan, the date on which such Dealer Loan is contributed or otherwise transferred by Credit Acceptance to the Borrower pursuant to the Contribution Agreement and (b) with respect to any Purchased Loan, the date on which such Purchased Loan is contributed or otherwise transferred by Credit Acceptance to the Borrower pursuant to the Contribution Agreement.
Additional Amount: Defined in Section 2.14(a).
Additional Loans: All Loans that become part of the Collateral after the Initial Funding.
Additional Principal Payment Amount: With respect to any Payment Date during the Amortization Period, the lesser of: (i) Capital as of the immediately preceding Payment Date (after giving effect to all payments in reduction of principal on such Payment Date); and (ii) Collections remaining after distribution of amounts described in Section 2.7 (a)(i) through (v).

Adjusted LIBOR Rate: For any Accrual Period, an interest rate per annum equal to a fraction, expressed as a percentage and rounded upwards (if necessary), to the nearest 1/100 of 1%, (i) the numerator of which is equal to the LIBOR Rate for such Accrual Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Accrual Period.
Advance: As defined in Section 2.1.
Affected Party: Each of the Lender, any assignee or participant of the Lender, Fifth Third, any successor to Fifth Third as Deal Agent and any sub-agent of the Deal Agent.
Affiliate: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or under common control with such Person, or is a director or officer of such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 5% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
Agent’s Account: An account at Fifth Third in the name of the Deal Agent or at such other account as may be designated by the Deal Agent from time to time.
Aggregate Outstanding Eligible Loan Balance: On any date of determination, the sum of the Outstanding Balances of all Eligible Loans on such day~~.~~; provided, that, a Dealer Loan relating to a Dealer that, to the knowledge of the Servicer, has become insolvent after the sale of such Dealer Loan to the Borrower shall continue to constitute an “Eligible Dealer Loan” (assuming that such Dealer Loan would otherwise be an “Eligible Dealer Loan” on such date of determination if the applicable Dealer had not become insolvent) for purposes of calculating the “Aggregate Outstanding Eligible Loan Balance” so long as (i) the percentage of the aggregate Outstanding Balances of all Eligible Dealer Loans relating to Dealers who are insolvent does not exceed 2.5% of the Aggregate Outstanding Eligible Loan Balance and (ii) no bankruptcy court has entered an order (whether or not final), which order has not been vacated or overturned, stating that a person other than the Borrower (or the Servicer on the Borrower’s behalf) is entitled to receive any collections on such Dealer Loan or the Contracts relating thereto.
Aggregate Unpaids: At any time, an amount, equal to the sum of all accrued and unpaid Capital, Interest, Breakage Costs, Hedge Breakage Costs, fees, indemnities and all other amounts owed by the Borrower hereunder, under any Hedging Agreement (including, without limitation, payments in respect of the termination of any such Hedging Agreement) or under any other Transaction Document or by the Borrower or any other Person under any fee letter (including, without limitation, the Fee Letter) delivered in connection with the transactions contemplated by this Agreement (whether due or accrued) and any unpaid fees due to the Backup Servicer, both before and after the Assumption Date.

Amortization Event: The occurrence of any of the following events: (i) on any Payment Date, the Weighted Average Spread Rate is less than 25.0%; (ii) a Reserve Advance is made, except if on the date of such Reserve Advance, the Capital is zero; (iii) Collections are less than
Collections: All payments (including recoveries, credit-related insurance proceeds and proceeds of Related Security and so long as Credit Acceptance is the Servicer, excluding certain recovery and repossession expenses, in accordance with the terms of the Dealer Agreements) received by the Servicer, Credit Acceptance, the Borrower or any Successor Servicer on or after the Cut-Off Date in respect of the Loans in the form of cash, checks, wire transfers or other form of payment in accordance with the Loans and the Dealer Agreements and all net amounts received under any Hedging Agreement.
Commitment: The commitment of the Lender to make Advances to the Borrower in an amount not to exceed the amount set forth on Schedule VIII to this Agreement.
Commitment Termination Date: ~~August 17~~December 18, ~~2021~~2023, or such later date to which the Commitment Termination Date may be extended if agreed in writing among the Borrower, the Deal Agent and the Lender.
Contract: Any Dealer Loan Contract or Purchased Loan Contract.
Contract Files: With respect to each Contract, the fully executed original counterpart of such Contract or, in the case of any Contract constituting electronic chattel paper, the Authoritative Electronic Copy of the Contract (in each case, for UCC purposes), either a copy of the application to the appropriate state authorities for a Certificate of Title with respect to the related financed vehicle or a standard assurance in the form commonly used in the industry relating to the provision of a Certificate of Title or other evidence of lien, all original or electronic instruments modifying the terms and conditions of such Contract and the original or electronic endorsements or assignments of such Contract.
Contractual Obligation: With respect to any Person, means any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.
Contribution Agreement: The Contribution Agreement, dated as of the Closing Date, substantially in the form of Exhibit H hereto, between Credit Acceptance and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.
Credit Acceptance: Credit Acceptance Corporation, a Michigan corporation, and its successors and permitted assigns.
Credit Acceptance Payment Account: The clearinghouse account number xxxxxx5068 maintained by Credit Acceptance at Comerica Bank, or if the Backup Servicer has become the Successor Servicer or a Successor Servicer has been appointed hereunder, such other account specified by the Deal Agent, where payments received in respect of all loans and contracts are deposited or paid.
Credit Agreement: That certain Sixth Amended and Restated Credit Acceptance Corporation Credit Agreement, dated as of June 23, 2014, with Comerica Bank, as administrative agent and collateral agent, Credit Acceptance, as borrower, and the banks signatory, as amended, supplemented or otherwise modified from time to time.
Credit Guidelines: The policies of Credit Acceptance, relating to the extension of credit to automobile and light-duty truck dealers and consumers in respect of retail installment contracts for the sale of automobiles and/or light-duty trucks, including, without limitation, the policies for determining the creditworthiness of such dealers and consumers and, relating to this extension of credit to such dealers and consumers, the maintenance of installment sale contracts, as in effect on the Cut-Off Date and as amended from time to time in accordance herewith and with the other Transaction Documents.
Custodian: Credit Acceptance, or any person appointed as Custodian pursuant to Section 6.2(d).
Cut-Off Date: With respect to the Loans and related collateral purchased by the Borrower on each Payment Date during the Revolving Period, the close of business on the last day of the immediately preceding Collection Period.
Date of Processing: With respect to any transaction relating to a Loan or a Contract, the date on which such transaction is first recorded on the Servicer’s master servicing file (without regard to the effective date of such recordation).
Deal Agent: Defined in the preamble of the Agreement.
Dealer: Any new or used automobile and/or light-duty truck dealer who has entered into a Dealer Agreement or a Purchase Agreement with Credit Acceptance.
Dealer Agreement: Each agreement between Credit Acceptance and any Dealer, in substantially the form attached hereto as Exhibit J.
Dealer Collections: Defined in Section 2.9(d).
Dealer Collections Purchase: Defined in Section 6.15(a).
Dealer Collections Purchase Agreement: Defined in Section 6.15(a).
Dealer Collections Purchase Price: Defined in Section 6.15(b).
Dealer Concentration Limit: With respect to any Dealer, an amount equal to, in the case of Dealer Loans made to such Dealer, 4.0% of the aggregate ~~Oustanding~~Outstanding Balance of all Dealer Loans included in the Collateral, as of the end of the immediately preceding Collection Period .

Dealer Loan: All amounts advanced by Credit Acceptance under a Dealer Agreement and payable from Collections, including servicing charges, insurance charges and service policies and all related finance charges, late charges, and all other fees and charges; provided, however, that the term “Dealer Loan” shall, for the purposes of this Agreement, include only those Dealer Loans identified from time to time on Schedule V hereto, as amended from time to time in accordance herewith, and/or any Funding Notice.
(x)    with respect to which the related Purchased Loan Contract has not been extended or rewritten and is not subject to any forbearance, or any other modified payment plan other than in accordance with the Credit Guidelines or the Collection Guidelines~~; and~~ or as required by Applicable Law.
ERISA: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
ERISA Affiliate: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.
Eurocurrency Liabilities: Defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
~~Eurodollar Disruption Event: The occurrence of any of the following: (a) a determination by the Lender that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to make, fund or maintain the Funding, (b) the failure of one or more of the Reference Banks to furnish timely information for purposes of determining the Adjusted LIBOR Rate, (c) a determination by the Lender that the rate at which deposits of United States dollars are being offered to the Lender in the London interbank market does not accurately <reflect the cost to the Lender of >making, funding or maintaining the Funding or (d) the inability of the Lender to obtain United States dollars in the London interbank market to make, fund or maintain the Advance.~~
Eurodollar Reserve Percentage: Of any Reference Bank for any period, for Capital means the percentage applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Reference Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.

Excess Reserve Amount: With respect to any Payment Date, the excess, if any, of the amount on deposit in the Reserve Account over the Required Reserve Account Amount.
Excluded Dealer Agreement Rights: With respect to any Dealer Agreement, the rights of Credit Acceptance thereunder related to loans made to the related Dealer which are not Dealer Loans pledged by the Borrower to the Collateral Agent hereunder, including rights of set-off and rights of indemnification, related to such loans.
Facility Fee: As defined in the Fee Letter.
Facility Limit: $~~100,000,000~~125,000,000; or as such amount may vary from time to time upon the written agreement of the Borrower, Credit Acceptance, the Deal Agent, and the Lender.
Federal Funds Rate: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the federal funds rates as quoted by Fifth Third and confirmed in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by Fifth Third (or, if such day is not a Business Day, for the next preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of Fifth Third, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. Cincinnati, Ohio time.
Fee Letter: The Fourth Amended and Restated Fee Letter, dated as of the ~~date hereof~~Fifth Amendment Effective Date, between Fifth Third and the Borrower, as any such letter may be further amended, modified, supplemented, restated or replaced from time to time.
Fifth Amendment Effective Date: December 16, 2020.
Fifth Third: As defined in the Preamble hereto.
Final Score: Means the final output from the Originator’s proprietary credit scoring process, which, when divided by 1,000, represents the Originator’s expectations of the ultimate collection rate on a contract at inception.
Financed Vehicle: With respect to a Contract, any new or used automobile, light-duty truck, minivan or sport utility vehicle, together with all accessories thereto, securing the related Obligor’s indebtedness thereunder.
Forecasted Collections: The expected amount of Collections to be received with respect to the Aggregate Outstanding Eligible Loan Balance each month as determined by Credit Acceptance in accordance with its forecasting model, which amount shall be submitted to the Deal Agent ~~with each~~in a report (x) delivered on or prior to any Funding ~~Notice related to a proposed~~Date with respect to an Advance when new Pools or Purchased Loans are pledged to the Collateral Agent ~~or in accordance with~~pursuant to Section ~~6.5~~3.2(e) and (y) certified by a Responsible Officer of the Servicer.
Funding: An Advance by the Lender pursuant to Section 2.1 and Section 2.3 hereof.

Funding Date: With respect to the Initial Funding and any Incremental Funding, the date determined in accordance with Section 2.3.
Funding Notice: The notice, in the form of Exhibit A hereto, delivered in accordance with Section 2.3 hereof.
GAAP: Generally accepted accounting principles as in effect from time to time in the United States.
Governmental Authority: Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any
Interest Rate: For any Accrual Period and for the aggregate principal amount of the Advance allocated to such Accrual Period:
(a)    before the occurrence of a Termination Event, the Adjusted LIBOR Rate except to the extent that (i) the Interest Rate is required to be the Base Rate pursuant to Section 2.17(a) or (ii) a Benchmark Replacement has been selected in accordance with Section 2.17(b); or
~~(a)    before the occurrence of a Termination Event,~~
~~(i)     if a Eurodollar Disruption Event has not occurred, a rate equal to the Adjusted LIBOR Rate; or~~
    ~~(ii)    if a Eurodollar Disruption Event occurs, the Base Rate; or~~
(b)    after the occurrence of a Termination Event, a rate equal to the Base Rate plus 2.0%.
Investment: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of assets pursuant to the Contribution Agreement and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.
Late Fees: If the Backup Servicer has become the Successor Servicer, any late fees collected with respect to any Contract in accordance with the Collection Guidelines.
Lender: Fifth Third and any other Person that agrees, pursuant to the pertinent Assignment and Acceptance, to make or maintain Fundings pursuant to this Agreement.
LIBOR Determination Date: With respect to any Accrual Period, the date that is two Business Days before the first day of such Accrual Period
LIBOR Rate: For any portion of Capital on any day during any Accrual Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate for deposits in United States Dollars for a period equal to such Accrual Period, which appears on the Reuters

Screen LIBOR01 Page as of 11:00 a.m. (London, England time) on the related LIBOR Determination Date. If Thomson Reuters no longer reports such rate or if such index no longer exists or if Reuters Screen LIBOR01 Page no longer exists, the Deal Agent may select a replacement index or replacement page, as the case may be, consistent with market practices at the time. In the event that any rate set forth above shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The LIBOR Rate shall be adjusted for each Accrual Period after the initial Accrual Period, as of the first day of each such Accrual Period, and as of the effective day of any change in the maximum reserve requirement.
Lien: With respect to any Loan, Dealer Agreement or Contract or any other property or collateral, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind (other than any Permitted Lien, mechanics’ liens and liens of collection attorneys or agents collecting the property subject to such Permitted Lien or mechanics’ lien).
Retransfer Amount: Defined in Section 4.5(b).
Revolving Period: The period commencing on the Closing Date and ending on the day immediately preceding the first day of the Amortization Period.
S&P: S&P Global Ratings, and any successor thereto.
Secured Party: (i) The Collateral Agent, the Deal Agent and the Lender and (ii) each Hedge Counterparty that is either the Lender or an Affiliate of the Lender if that Affiliate that is a Hedge Counterparty executes a counterpart of this Agreement agreeing to be bound by the terms of this Agreement applicable to a Secured Party.
SEC: The United States Securities and Exchange Commission.
Securities Exchange Act: The Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.
Servicer: Credit Acceptance, the Backup Servicer, if it has become the Successor Servicer, or any other Successor Servicer, appointed in accordance with the terms hereof as the Servicer of the Loans and Contracts.
Servicer Termination Event: Defined in Section 6.11.
Servicer Termination Notice: Defined in Section 6.11.
Servicer Expenses: Any expenses incurred by the Backup Servicer, if it has become the Successor Servicer hereunder (including any expenses incurred by the Backup Servicer in connection with the retitling or reliening of the Financed Vehicles), other than Repossession Expenses or Transition Expenses.
Servicing Fee: For each Payment Date, a fee payable to Servicer for services rendered during the related Collection Period, equal to: (i) so long as Credit Acceptance is the Servicer,

the product of (A) 6.00% and (B) the total Collections for the related Collection Period (exclusive of amounts received under any Hedging Agreement) and (ii) if the Backup Servicer is the Servicer, the sum of (1) the greatest of: (a) the product of 10.0% and the total Collections for the related Collection Period (exclusive of amounts received under any Hedging Agreement), (b) the actual costs incurred by the Backup Servicer as Successor Servicer, and (c) the product of (x) $30.00 and (y) the aggregate number of Contracts serviced by it during the related Collection Period, plus (2) without duplication, Late Fees and Servicer Expenses; provided, however, with respect to each Payment Date on which the Backup Servicer is the Servicer, the Servicing Fee shall be at least equal to $5,000.
Solvent: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.
Specified Change in Law: Means the adoption, existence or implementation of, or any change in (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, which, in each case, shall be deemed to be a “Change in “Law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the Effective Date.
SST: Systems & Services Technologies, Inc., a Delaware corporation.
Structuring Fees: The structuring fee set forth in the Fee Letter.
Subsidiary: A corporation of which the Originator and/or its Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.
Successor Servicer: Defined in Section 6.12(a).
Take-Out: The release of certain Loans and the related Contracts from the Lien of this Agreement and the reduction of the Capital by at least $10,000,000 in connection with ~~a~~or in contemplation of a refinancing (which may take the form of a sale) of such Loans by the Borrower using an affiliated special purpose entity.
Take-Out Date: Defined in Section 2.8(a).
Take-Out Release: The release to be executed pursuant to Section 2.8 hereto, substantially in the form of Exhibit D hereto.
Taxes: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.
Termination Date: The earlier of: (a) the date of the declaration of the Termination Date pursuant to Section 10.1, and (b) the date of termination of the Facility Limit pursuant to Section 2.5.
Termination Event: Defined in Section 10.1.
ARTICLE II
THE LOAN FACILITY
Section 2.1.    Funding of the Advance.
(a)    On the terms and conditions hereinafter set forth (including, without limitation, the conditions set forth in Sections 3.1 and 3.2), the Borrower may, at its option, on the Closing Date and on any Funding Date request an advance (an “Advance” or a “Funding”). On the terms and conditions hereinafter set forth (including, without limitation, the conditions set forth in Sections 3.1 and 3.2), the Lender agrees to make the Advance from time to time as requested by the Borrower during the period from the date hereof to but not including the Termination Date. Under no circumstances shall the Lender make an Advance if, after giving effect to such Advance, (A) the aggregate Capital outstanding hereunder would exceed the lesser of (i) the Facility Limit and (ii) the Borrowing Base.
(b)    [Reserved].
(c)    The Note.
(i)    The Borrower’s obligation to pay the principal of and interest on all amounts advanced by the Lender pursuant to the Fundings shall be evidenced by a variable funding note of the Borrower in favor of the Lender (the “Note”) which shall: (1) be dated the Fifth Amendment Effective Date; (2) be in the stated principal amount equal to the Commitment amount for the Lender (as reflected from time to time on the grid attached thereto); (3) bear interest as provided therein; (4) be payable to the order of the Lender, and mature (whether or not there are funds available therefor at such time, pursuant to Section 2.7 or otherwise) on ~~August 17~~December 16, ~~2023~~2025 (the “Maturity Date”); and (5) be substantially in the form of Exhibit I hereto, with blanks appropriately completed in conformity herewith. The Lender may, and is hereby authorized to, make a notation on the schedule attached to the Note of the date and the amount of the Fundings and the date and amount of the payment of principal thereon, and prior to any transfer of the Note, the Lender shall endorse the outstanding principal amount of the Note on the schedule attached thereto; provided, however, that failure to make such notation shall not adversely affect the Lender’s rights with respect to the Note.
(ii)    Although the Note shall be dated the Effective Date, interest in respect thereof shall be payable only for the periods during which amounts are outstanding thereunder. In addition, although the stated principal amount of the Note shall be equal to the Commitment amount of the Lender, such Note shall be enforceable with respect to the Borrower’s obligation to pay the principal thereof only to the extent of the unpaid principal amount of the Capital and Interest and all other amounts outstanding hereunder and thereunder at the time such enforcement shall be sought.
Section 2.2.    Grant of Security Interest; Acceptance by Collateral Agent.
(a)    (i)    As security for the prompt and complete payment of the Note and the performance of all of the Borrower’s obligations under the Note, this Agreement and the other
(b)    Following receipt of such Funding Notice, the Lender will make the Advance. On the Funding Date, the Lender shall, upon satisfaction of the applicable conditions set forth in Article III, initiate a wire to the Borrower no later than 3:00 p.m. (New York time), at such bank or other location reasonably designated by Borrower in its Funding Notice given pursuant to this Section 2.3, an amount equal to the lesser of (A) the amount requested by the Borrower from the Lender for such Advance or (B) the excess of the Commitment over the Capital then outstanding.
(c)    In no event shall the Lender be required on any date to make any Funding which would result in the Capital, determined after giving effect to such funding, exceeding the Commitment.
Section 2.4.    Determination of Interest and Other Amounts
Section 2.5.    . On each LIBOR Determination Date, the Lender shall determine and deliver to the Servicer the applicable LIBOR Rate with respect to the related Accrual Period. On or before each Determination Date, the Lender shall determine and deliver to the Servicer (i) the applicable Interest Rate and the Interest (including unpaid Interest, if any, due and payable on a prior Payment Date) to be paid by the Borrower on the related Payment Date, (ii) the Program Fee, the Facility Fee, any Breakage Costs, any Increased Costs and any Additional Amounts due in respect of the related Payment Date and any such amounts unpaid from any prior Payment Date.
Section 2.5.    Reduction of the Facility Limit; Repurchase
Section 2.5.    . The Borrower may, upon at least ten (10) Business Days’ notice to the Deal Agent, terminate in whole or reduce in part the portion of the Facility Limit that exceeds the aggregate Capital; provided, however, that each partial reduction of the Facility Limit shall be in an aggregate amount equal to $1,000,000 or an integral multiple thereof. Each notice of reduction or termination pursuant to this Section 2.5 shall be irrevocable.
Section 2.6.    [Reserved~~.~~].
Section 2.7.    Settlement Procedures.
(a)    On each Payment Date and on the Maturity Date, the Collateral Agent shall withdraw Available Funds and any Excess Reserve Amount (to be applied in accordance with Section 2.7(c)) and investment earnings on amounts on deposit in the Collection Account from the Collection Account and allocate and distribute such amounts to the applicable Person in the following order of priority:
(i)    FIRST, to the Hedge Counterparty, an amount equal to any Hedge Costs (exclusive of termination payments) and any such Hedge Costs (exclusive of termination payments) unpaid from any prior Payment Date.
(ii)    SECOND, to the Backup Servicer so long as it has not become the Servicer hereunder, an amount equal to any accrued and unpaid Backup Servicing Fee due in respect of such Payment Date, any unpaid Backup Servicing Fee from any prior Payment Date, any reasonable out-of-pocket expenses incurred in SST’s capacity as Backup other fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.
(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Interest, interest or any fee payable hereunder, as the case may be.

(c) If the Advance requested by the Borrower for any Funding Date and approved by the Lender and the Deal Agent pursuant to Section 2.1 and Section 2.3, is not made or effectuated for any reason other than the Lender’s failure to honor its obligations hereunder, as the case may be, on the requested Funding Date, the Borrower shall indemnify the Lender against Breakage Costs, any reasonable loss, cost or expense incurred by the Lender, including, without limitation, any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by the Lender), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain the Funding.

Section 2.11.    [Reserved~~.~~].

Section 2.12.    Fees.
(a)    The Borrower shall pay to the Deal Agent, for the account of the Lender from the Collection Account on each Payment Date, monthly in arrears, the Program Fee agreed to in each Fee Letter.
(b)    The Servicer shall be entitled to receive the Servicing Fee, monthly in arrears in accordance with Section 2.7(a).
(c)    The Backup Servicer shall be entitled to receive the Backup Servicing Fee in accordance with Section 2.7(a).
(d)    The Borrower shall pay to Mayer Brown LLP, as counsel to the Deal Agent, on the Effective Date, their respective estimated reasonable fees and out-of-pocket expenses in immediately available funds and shall pay all additional reasonable fees and out-of-pocket expenses of Mayer Brown LLP, within ten (10) Business Days after receiving an invoice for such amounts.
Section 2.13.    Increased Costs; Capital Adequacy; Illegality.
(a)    If (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), or (iii) without limiting the generality of the foregoing, any Specified Change in Law, in any of the foregoing cases, shall (A) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party imposed on it by the jurisdiction under the laws of which such Affected Party is organized), duty or other charge with respect to the Advance made by it hereunder, or any right to make the Funding hereunder, or on any payment made hereunder, (B) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (C) impose any other condition affecting the Advance made by it hereunder or the Lender’s rights hereunder, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.
(b)    If (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request, (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, or (iii) without limiting the generality of the foregoing, any Specified Change in Law, in any of the foregoing cases, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction. For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute an adoption, change, request or directive subject to this subsection 2.13(b).
(c)    If as a result of any event or circumstance similar to those described in clauses (a) or (b) of this section, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of the Advance hereunder, then within ten days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.
(d)    In determining any amount provided for in this section, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this section shall submit to the Borrower a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent manifest error.
~~(e)    If the Lender shall notify the Deal Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” has occurred, the Deal Agent shall in turn so notify the Borrower, whereupon all <Capital in respect of which Interest accrues at the Adjusted LIBOR Rate shall >immediately be converted into <Capital in respect of which Interest accrues at the Base Rate>.~~
Section 2.14.    Taxes.
(a)    All payments made by an Obligor in respect of each Loan and each Contract and all payments made by the Borrower, Originator or Credit Acceptance under this Agreement or the other Transaction Documents will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required to be withheld from any amounts payable to the Deal Agent or any Secured Party, then the amount payable to such Person will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to net income or franchise taxes imposed on the Lender or the Deal Agent, respectively, with respect to payments required to be made by the Borrower or Credit Acceptance under this Agreement, by a taxing jurisdiction in which the Lender or Deal Agent is organized, conducts business or is paying taxes (in either case of conducting business or paying taxes, other than solely as a result of the transactions contemplated by this Agreement and the other Transaction Documents) as of the Effective Date (as the case may be).
(b) The Borrower will indemnify each Affected Party for the full amount of Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. All payments in respect of this indemnification shall be made within ten days from the date a written invoice therefor is delivered to the Borrower.

(c) The Borrower will notify the Deal Agent on an annual basis of any payments by the Borrower in respect of any Taxes, not including those Taxes paid by Credit Acceptance on a consolidated basis.

(d) If the Lender is not created or organized under the laws of the United States or a political subdivision thereof, the Lender shall deliver to the Borrower, with a copy to the Deal Agent, (i) within 15 days after the date hereof, or, if a successor lender becomes the Lender after the Closing Date, the date on which such party becomes the Lender hereunder, two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W-8BEN or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws), as appropriate, to permit the Borrower to make payments hereunder for the account of the Lender, as the case may be, without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.14(d), copies (in such numbers as may from time to time be prescribed by Applicable Laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws or regulations to permit the Borrower to arrange for the execution by the Lender of such instruments of release with respect to the Loans being released, in favor of the Borrower and the purchaser as the Borrower or purchaser may reasonably request, including without limitation, a release in the form of Exhibit G hereto; (ii) deliver any portion of the Loans to be released in its possession to the Borrower or purchaser; and (iii) otherwise take such actions, and cause or permit the Collateral Agent to take such actions, as are necessary and appropriate to release the Lien of the Collateral Agent on the Loans to be released and deliver to the Borrower or purchaser such Loans.

Section 2.17.    LIBOR Inability.
(a)    Temporary Inability: In the event, prior to commencement of any Accrual Period relating to Capital in respect of which Interest accrues at the Adjusted LIBOR Rate, the Deal Agent shall determine that:

(i)    deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the London Interbank Offered Rate market for such Accrual Period;
(ii)    by reason of circumstances affecting the London Interbank Offered Rate market, adequate and reasonable methods do not exist for ascertaining the LIBOR Rate;
(iii)    the LIBOR Rate as determined by the Deal Agent will not adequately and fairly >reflect the cost to the Lender of <funding Capital in respect of which Interest accrues at the Adjusted LIBOR Rate for such Accrual Period; or
(iv)    the making or funding of Capital in respect of which Interest accrues at the Adjusted LIBOR Rate becomes impracticable;
then, the Deal Agent shall promptly provide notice of such determination to Borrower (which shall be conclusive and binding on Borrower), and (x) any request for Capital in respect of which Interest accrues at the Adjusted LIBOR Rate or for a conversion to or continuation of >Capital in respect of which Interest accrues at the Adjusted LIBOR Rate shall <be automatically withdrawn and shall be deemed a request for >Capital in respect of which Interest accrues at the Base Rate<, (y) Capital in respect of which Interest accrues at the Adjusted LIBOR Rate will automatically, on the last day of the then current Accrual Period relating thereto, become Capital in respect of which Interest accrues at the Base Rate, and (z) the obligations of Lender to provide Capital in respect of which Interest accrues at the Adjusted LIBOR Rate shall be suspended until the Deal Agent determines that the circumstances giving rise to such suspension no longer exist, in which event the Deal Agent shall so notify Borrower; provided, that, in each case, to the extent applicable, the Deal Agent is taking substantially consistent action with respect to similarly situated counterparties with similar assets in similar facilities.
(b)    Permanent Inability:
(i)    In the event the Deal Agent shall determine (which determination shall be deemed presumptively correct absent manifest error) that:
(A)    the circumstances set forth in Section 2.17(a) have arisen and such circumstances are unlikely to be temporary;
(B)    a public statement or publication of information has been made (1) by or on behalf of the administrator of the London Interbank Offered Rate (“LIBOR”); or by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, stating that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor administrator that will continue to provide LIBOR, (2) by the administrator of LIBOR that it has invoked or will invoke, permanently or indefinitely, its insufficient submissions policy, or (3) by the regulatory supervisor for the administrator of LIBOR or any Governmental Authority having jurisdiction over the Deal Agent or the Lender announcing that LIBOR is no longer representative or may no longer be used;
(C)    LIBOR is not published by the administrator of LIBOR for five consecutive Business Days and such failure is not the result of a temporary moratorium, embargo or disruption declared by the administrator of LIBOR or by the regulatory supervisor for the administrator of LIBOR; or
(D)    a new index rate has become a widely-recognized replacement benchmark rate for LIBOR in newly originated or amended loans denominated in U.S. Dollars in the U.S. market;
then the Deal Agent may in its sole discretion, amend this Agreement as described below to replace LIBOR with an alternative replacement index and to modify the applicable margins (the new index and margin together, the “Benchmark Replacement”), in each case, (x) giving due consideration to any evolving or then existing convention for similar US dollar denominated credit facilities and any selection, endorsement or recommendation made by a relevant governmental body with respect to such facilities and (y) resulting in the Deal Agent having taken action hereunder that is, to the extent applicable and administratively feasible, substantially consistent with action taken with respect to similarly situated counterparties with similar assets in similar facilities. The Deal Agent may also from time to time, in the Deal Agent’s sole discretion, make other related amendments (“Conforming Changes”), including but not limited to increasing or decreasing the “floor” applicable to the replacement index and/or Benchmark Replacement, to permit the administration thereof by the Deal Agent in an administratively and operationally practicable manner and in a manner substantially consistent with market practice with respect to similarly situated counterparties with similar assets in similar facilities.
(ii)    The Deal Agent shall provide notice to Borrower of an amendment of this Agreement to reflect the Benchmark Replacement and Conforming Changes. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 2.17), such amendment shall become effective without any further action or consent of any other party to this Agreement upon delivery of notice to Borrower.
(iii)    For the avoidance of doubt, following the date when a determination is made pursuant to clause (b)(i), above, and until a Benchmark Replacement has been selected and implemented in accordance with the terms and conditions of clause (b)(i) and (ii), at the Deal Agent’s election, all Loans shall accrue interest at the Base Rate.

(iv)    Subject to any Conforming Changes, if at any time the replacement index is less than zero, then at such times, such index shall be deemed to be zero for purposes of this Agreement; provided, however, even if the replacement index is greater than zero, if due to a negative margin the Benchmark Replacement would be zero, the Benchmark Replacement shall be deemed to be zero.
(v)    In the event that circumstances similar to those set out in clause (b)(i)(A)–(D) occur in relation to an index selected to replace LIBOR (or another index previously selected pursuant to this provision) or if the Deal Agent determines a replacement index is administratively or operationally impracticable, the terms governing replacement of LIBOR set forth in clauses (ii) and (iii) shall govern replacement of the replacement index.
ARTICLE III
CONDITIONS TO THE CLOSING AND EACH FUNDING
Section 3.1.    Conditions to the Closing and the Initial Funding
Section 3.2.    . The Closing Date shall not occur and no Lender shall be obligated to make an Advance hereunder on the occasion of the Initial Funding, nor shall any Lender, the Deal Agent, the Backup Servicer or the Collateral Agent be obligated to take, fulfill or perform any other action hereunder, until (i) in the case of the Closing Date, the conditions set forth in clauses (a), (c) and (d) below, and (ii) in the case of the Initial Funding, all of the following conditions, after giving effect to the proposed Advance, in each case, have been satisfied, in the sole discretion of, or waived in writing by, the Deal Agent:
(a)    Each document specified in the schedule of documents attached hereto as Schedule IX has been duly executed by, and delivered to, the parties hereto and thereto and the Deal Agent has received all such executed documents. The Lender shall have cancelled all notes and terminated related fee letters executed by CAC Warehouse Funding III, LLC in favor of Fifth Third Bank and delivered the same to the Borrower.
(b)    The executed Note in the face amount representing the Commitment amount and dated as of the Effective Date has been delivered to the Lender.
(c)    The Deal Agent has received such other approvals, opinions or documents as the Deal Agent or its counsel may reasonably require.
(d)    All fees payable by the Borrower to Fifth Third on or prior to the Effective Date pursuant to the Fee Letter shall have been paid in full in accordance with the terms thereof.
(e)    The Borrower shall have deposited to the Reserve Account an amount equal to the Required Reserve Account Amount after giving effect to the proposed Advance.
(f)    An Eligible Hedging Agreement shall be in effect.
Section 3.2.    Conditions Precedent To All Fundings

Section 3.2.    . Each request for a Funding hereunder (each, a “Transaction”) shall be subject to the further conditions precedent:
(a)    With respect to any Advance (including the Initial Funding), the Borrower shall have delivered to the Deal Agent, on or prior to the date of the Advance in form and substance satisfactory to the Deal Agent, (i) the Funding Notice and (ii) Exhibit A to the Contribution Agreement, including the Schedule of Loans and Contracts attached thereto, dated within two (2) Business Days prior to the date of the Advance and containing such additional information as may be reasonably requested by the Deal Agent.
(b)    On the date of such Transaction the following statements shall be true and the Borrower shall be deemed to have certified that, after giving effect to the proposed Advance and pledge of Additional Loans:
(i)    The representations and warranties contained in Sections 4.1, 4.2 and 4.3 are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day;
(ii)    On and as of such day, after giving effect to the proposed Advance, the outstanding Capital does not exceed the lesser of (A) the Borrowing Base and (B) the Facility Limit;
(iii)    On and as of such day, the Borrower, the Originator and the Servicer each has performed all of the agreements contained in this Agreement and the other Transaction Documents to which it is a party to be performed by such person at or prior to such day; and
(iv)    No law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of the Funding by the Lender in accordance with the provisions hereof.
(c)    The Borrower shall have delivered to the Collateral Agent the information described in Section 2.2(a)(iii).
(d)    All financing statements necessary to perfect the Collateral Agent’s first priority security interest in the Collateral shall have been filed in the appropriate filing offices.
(e)    (i) On or prior to the related Funding Date, the Servicer shall have submitted to >the Deal Agent a report setting forth the Forecasted Collections <for the Aggregate Outstanding Eligible Loan Balance (after giving effect to the proposed Advance) and (ii) the Forecasted Collections for the Aggregate Outstanding Eligible Loan Balance (after giving effect to the proposed Advance) shall be greater than or equal to Capital, after giving effect to the proposed Advance.

(f)    all conditions required to be satisfied in the Contribution Agreement shall have been satisfied.
(g)    No Amortization Event, Termination Event or Unmatured Termination Event shall have occurred.
contributions to capital of such Loans and Related Security in its books, records and financial statements, in each case consistent with the requirements set forth herein.
(v)    Special Purpose Entity. The Borrower is in compliance with Section 5.2(o) hereof in all material respects.
(w)    Confirmation from the Originator. The Borrower has received in writing from the Originator confirmation that, until one year and one day after the Collection Date, the Originator will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or any other bankruptcy or insolvency laws. Each of the Borrower and the Originator is aware that in light of the circumstances described in the preceding sentence and other relevant facts, the filing of a voluntary petition under the Bankruptcy Code for the purpose of making any Loan or any other assets of the Borrower available to satisfy claims of the creditors of the Originator would not result in making such assets available to satisfy such creditors under the Bankruptcy Code.
(x)    Investment Company Act. The Borrower is not, and is not “controlled by”, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the Borrower is not relying exclusively on the exemption from the definition of “investment company” afforded by either Section 3(c)(1) or Section 3(c)(7)of the Investment Company Act of 1940, as amended.
(y)    ERISA. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA, maintained by the Borrower, or in which employees of the Borrower are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual violation date). No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been billed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.
(z)    [Reserved~~.~~].
(aa)    Representations and Warranties in Contribution Agreement. The representations and warranties made by the Originator to the Borrower in the Contribution

Agreement are hereby remade by the Borrower on each date to which they speak in the Contribution Agreement as if such representations and warranties were set forth herein. For purposes of this Section 4.1(aa), such representations and warranties are incorporated herein by reference as if made by the Borrower to the Deal Agent, the Successor Servicer, the Collateral Agent and to each of the Secured Parties under the terms hereof mutatis mutandis.
(bb)    Amount of Loans and Contracts; Computer File. When new Pools or Purchased Loans are pledged to the Collateral Agent, the related Funding Notice shall provide (A) the aggregate Outstanding Balance of the Contracts to be pledged to the Collateral Agent on the related Funding Date; and (B) the Aggregate Outstanding Eligible Loan Balance, each as of the applicable Cut-Off Date and as reported in the loan servicing system. The computer file or microfiche list delivered pursuant to Section 2.2(a)(iii) hereof is complete and accurately reflects the information regarding the Loans, applicable Dealer Agreements and Contracts in all material respects.
(cc)    Use of Proceeds. The proceeds of each Funding will be used by the Borrower solely to purchase the Loans and related Collateral from the Originator pursuant to the Contribution Agreement or, subject to Section 5.2(f), to make distributions to Credit Acceptance in respect of its equity interest in the Borrower.
(dd)    Subsidiaries. The Borrower does not have any Subsidiaries.
(ee)    Capital Stock. The Borrower has neither sold nor pledged any of its equity interests to any entity other than Credit Acceptance.
The representations and warranties set forth in this Section 4.1 shall survive the Borrower’s pledge of the Collateral to the Collateral Agent and the termination and rights and obligations of the Servicer. Upon discovery by the Borrower, the Servicer (provided that, if SST is Successor Servicer, SST shall only be obligated to inform the other parties to the Agreement of breaches detailed in Section 4.1 of which a Responsible Officer has actual knowledge), Credit Acceptance or the Collateral Agent of a breach of any of the representations and warranties set forth herein, the party discovering such breach shall give prompt written notice to the other parties of such breach.
Section 4.2.    Representations and Warranties of the Borrower Relating to the Loans and the Related Contracts.
(a)    Eligibility of Loans. The Borrower hereby represents and warrants to the Deal Agent, the Collateral Agent, the Backup Servicer, any Successor Servicer, and the Secured Parties as of the Closing Date, the Effective Date and each Funding Date (or on such dates as otherwise provided herein) with respect to the Dealer Agreements, Loans, Contracts and Related Security pledged to the Collateral Agent on such date that:
(i)    (x) except as permitted by the definition of Aggregate Outstanding Eligible Loan Balance, each Loan classified as an “Eligible Dealer Loan” (or included in any aggregation of balances of “Eligible Dealer Loans”) or as an “Eligible Purchased

Loan” (or included in any aggregation of balances of “Eligible Purchased Loans”) by the Borrower or the Servicer in any document or report delivered hereunder satisfied the requirements contained in the definition of Eligible Dealer Loan or Eligible Purchased Loan, as applicable, on the date so delivered; and (y) except as permitted by the definition of Aggregate Outstanding Eligible Loan Balance, each Contract classified as an “Eligible Dealer Loan Contract” or “Eligible Purchased Loan Contract” (or included in any aggregation of balances of “Eligible Dealer Loan Contracts” or “Eligible Purchased Loan Contracts”) by the Borrower or the Servicer in any document or report delivered hereunder execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained except where the failure to so obtain is not reasonably expected to result in a Material Adverse Effect.
(h)    Reports Accurate. All Monthly Reports and other written and electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Servicer to the Deal Agent, the Backup Servicer, the Collateral Agent or the Lender in connection with this Agreement are accurate, true, complete and correct in all material respects as of the date delivered.
(i)    Servicer’s Performance. The Servicer has the knowledge, the experience and the systems, financial and operational capacity available to timely perform each of its obligations hereunder and under each Transaction Document to which it is a party.
(j)    Compliance With Credit Guidelines and Collection Guidelines. The initial Servicer has, with respect to the Loans and Contracts, complied in all material respects with the Credit Guidelines and the Collection Guidelines unless otherwise required by Applicable Law.
(k)    OFAC. Credit Acceptance has provided to the Lender, the Deal Agent and the Collateral Agent all information regarding Credit Acceptance, the Borrower and their respective Affiliates and Subsidiaries, as requested by the Deal Agent, necessary for the Lender, the Deal Agent and the Collateral Agent to comply with all applicable OFAC/AML Laws. To the best of Credit Acceptance’s knowledge, neither Credit Acceptance, the Borrower nor any of their respective Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
Section 4.4.    Representations and Warranties of the Backup Servicer
Section 4.4.    . The Backup Servicer represents and warrants as follows:
(a)    Organization and Good Standing. The Backup Servicer has been duly organized, and is validly existing as a corporation and in good standing under the laws of

Delaware, with all requisite power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement and each Transaction Document to which it is a party.
(b)    Binding Obligation. This Agreement and each other Transaction Document to which it is a party constitutes a legal, valid and binding obligation of the Backup Servicer, each enforceable against the Backup Servicer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(c)    Performance and Compliance with Loans, Dealer Agreements and Contracts. The Borrower will, at its expense, timely and fully perform and comply (or cause the Originator to perform and comply pursuant to the Contribution Agreement) with all provisions, covenants and other promises required to be observed by it under the Loans, Dealer Agreements and Contracts in and all other agreements related thereto in all material respects.
(d)    Keeping of Records and Books of Account. The Borrower will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Loans in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Loans.
(e)    Originator Assets. With respect to each Loan acquired by the Borrower, the Borrower will: (i) acquire such Loan pursuant to and in accordance with the terms of the Contribution Agreement; (ii) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Loan, including, without limitation, (A) filing and maintaining, effective financing statements (Form UCC-1) against the Originator in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate; and (iii) take all additional action that the Deal Agent or the Collateral Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.
(f)    Delivery of Collections. Subject to Section 2.9(d) hereof, the Borrower will deposit to the Collection Account promptly (but in no event later than two (2) Business Days after receipt) all Collections received by Borrower in respect of the Loans or the Contracts.
(g)    Separate Corporate Existence. The Borrower shall be in compliance with the requirements set forth in Section 5.2(o).
(h)    Credit Guidelines and Collection Guidelines. The Borrower will comply in all material respects with the Credit Guidelines and the Collection Guidelines with respect to each Loan and Contract unless otherwise required by Applicable Law.

(i)    Taxes. The Borrower will file all Tax returns, that are required to be filed by it, and pay any and all Taxes (other than any amount of Tax the validity of which is being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower).
(j)    Use of Proceeds. The Borrower will use the proceeds of the Funding only to acquire Loans and related Collateral from the Originator pursuant to the Contribution Agreement or, subject to Section 5.2(f), to make distributions to Credit Acceptance in respect of its equity interest in the Borrower.
(k)    Reporting. The Borrower will maintain for itself a system of accounting established and administered as presented within the audited consolidated financial statements of Credit Acceptance and its subsidiaries and furnish or cause to be furnished to the Deal Agent and the Lender the following information:
(i)    [Reserved];
(ii)    Annual Reporting. Within 120 days after the close of the Borrower’s and Credit Acceptance’s fiscal years (or upon prior notice from Credit Acceptance to the Deal Agent, such longer time period after the close of Credit Acceptance’s fiscal year as may be temporarily permitted by the SEC or under the Securities Exchange Act for the benefit of a class or classes of persons (collectively and not individually) for Credit Acceptance to file its Annual Report on 10-K for such fiscal year with the SEC, but excluding any longer time periods resulting from (i) relief provided specifically by the SEC to Credit Acceptance or (ii) Credit Acceptance’s notification to the SEC of its inability to file pursuant to Securities Exchange Act Rule 12b-25), (A) audited consolidated financial statements for Credit Acceptance and all of its Subsidiaries, accompanied by an unqualified audit report certified by independent certified public accountants, acceptable to the Deal Agent, and prepared in accordance with GAAP and any management letter prepared by said accountants and (B) unaudited financial statements for the Borrower, including balance sheets as of the end of such period and related statements of operations, prepared as presented within the audited consolidated financial statements of Credit Acceptance and all of its Subsidiaries;
(iii)    Quarterly Reporting. Within sixty (60) days after the close of the first three quarterly periods of each of the Borrower’s and Credit Acceptance’s fiscal years (or upon prior notice from Credit Acceptance to the Deal Agent, such longer time period after the close of Credit Acceptance’s fiscal year as may be temporarily permitted by the SEC or under the Securities Exchange Act for the benefit of a class or classes of persons (collectively and not individually) for Credit Acceptance to file its Quarterly Report on 10-Q for such fiscal quarter with the SEC, but excluding any longer time periods resulting from (i) relief provided specifically by the SEC to Credit Acceptance or (ii) Credit Acceptance’s notification to the SEC of its inability to file pursuant to Securities Exchange Act Rule 12b-25), (A) unaudited consolidated financial statements for Credit Acceptance and all of its Subsidiaries, including the consolidated balance sheets as of the end of each such period and consolidated related statements of operations and cash flows for the period from the beginning of such fiscal year to the end of such quarter, prepared in accordance with GAAP and certified by its chief financial officer or ~~treasurer~~chief treasury officer as true, accurate and complete in all material respects and (B) unaudited financial statements for the Borrower, including balance sheets as of the end of each such period and related statement of operations for the period from the beginning of such fiscal year to the end of such quarter, prepared as presented within the unaudited consolidated financial statements of Credit Acceptance and all of its Subsidiaries and certified by its chief financial officer or ~~treasurer~~chief treasury officer as true, accurate and complete in all material respects;
(iv)    Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate signed by the Borrower’s or Credit Acceptance’s, as applicable, chief financial officer or ~~treasurer~~chief treasury officer stating that (A) the attached consolidated financial statements of Credit Acceptance and all of its Subsidiaries have been prepared in accordance with GAAP and accurately reflect the financial condition of Credit Acceptance, (B) the attached financial statements of the Borrower have been prepared as presented within the consolidated financial statements of Credit Acceptance and all of its Subsidiaries and accurately reflect the financial condition of the Borrower, and (C) to the best of such Person’s knowledge, no Servicer Termination Event, Potential Servicer Termination Event, Termination Event or Unmatured Termination Event exists, or if any Servicer Termination Event, Potential Servicer Termination Event, Termination Event or Unmatured Termination Event exists, stating the nature and status thereof;
(v)    Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of the Borrower or Credit Acceptance, copies of all financial statements, reports and proxy statements so furnished, to the extent such information has not been provided pursuant to another clause of this Section 5.1(k);
(vi)    ~~S.E.C.~~SEC Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Credit Acceptance or any subsidiary files with the ~~Securities and Exchange Commission~~SEC;
(vii)    Notice of Servicer Termination Events, Potential Servicer Termination Events, Termination Events or Unmatured Termination Events. As soon as possible and in any event within two (2) days after the occurrence of each Servicer Termination Event, Potential Servicer Termination Event, Termination Event or each Unmatured Termination Event, a statement of the chief financial officer or ~~treasurer~~chief treasury officer of the Borrower setting forth details of such Servicer Termination Event, Potential Servicer Termination Event, Termination Event or Unmatured Termination Event and the action which the Borrower proposes to take with respect thereto;
(a) Other Business. Borrower will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents; (ii) incur any indebtedness, obligation,

liability or contingent obligation of any kind other than pursuant to the Transaction Documents; or (iii) form any Subsidiary or make any Investments in any other Person.

(b) Loans Not to be Evidenced by Instruments. The Borrower will take no action to cause any Loan that is not, as of the Closing Date, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan.

(c) Security Interests. The Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than the Lien described in Section 4.2(a)(iii)) on any Loan, Contract, Related Security or any other Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and the Borrower will not sell, pledge, assign or suffer to exist any Lien on its interest, if any, hereunder. The Borrower will promptly notify the Deal Agent of the existence of any Lien on any Loan, Contract, Related Security or any other Collateral and the Borrower shall defend the right, title and interest of the Deal Agent and Collateral Agent as agent for the Secured Parties in, to and under the Loans, Contracts, Related Security and other Collateral, against all claims of third parties.

(d) Mergers, Acquisitions, Sales, etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any Loan, Contracts, Related Security or other Collateral or any interest therein (other than pursuant to and in accordance with the Transaction Documents).

(e)    [Reserved.].

(f)    Distributions. The Borrower shall not directly or indirectly, make anydistribution (whether in cash or other property) with respect to the profits, assets or capital of the Borrower or any Person’s interest therein, except that so long as no Termination Event or Unmatured Termination Event has occurred and is continuing or would result therefrom, the Borrower may declare and make distributions to its members.

(g) Change of Name or Location; Change of Location of Records Files. The Borrower shall not (x) change its name or state of organization, (y) move the location of its principal place of business or chief executive office or the offices where it keeps the Records from the location referred to in Sections 4.2 and 14.2 or (z) move, or consent to the Custodian or Servicer moving, the Records/Contract Files from the location thereof on the Closing Date, unless the Borrower has given at least thirty (30) days’ written notice to the Deal Agent and the Collateral Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, as agent for the Secured Parties, in the Collateral; provided, that, Credit Acceptance may temporarily (or permanently, solely in the case of a Contract that is repurchased, liquidated or paid in full) move

(viii)    Change in Credit Guidelines or Collection Guidelines. Prior to the date of the effectiveness of any change in or amendment to the Credit Guidelines or

Collection Guidelines, which change or amendment would materially impair the collectibility of any Loan or Contract or otherwise materially adversely affect the interests or the remedies of the Deal Agent, the Collateral Agent or the other Secured Parties under this Agreement or any other Transaction Document (and which change or amendment shall be subject to the applicable requirements of this Article V), a notice describing such change or amendment, other than in the case of a change or amendment required in order to comply with Applicable Law.
(ix)    Credit Guidelines and Collection Guidelines. On the Closing Date and on August 18, 2016, a complete copy of the Credit Guidelines and Collection Guidelines then in effect;
(x)    ERISA. Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any reportable event (as defined in Article IV of ERISA) which the Borrower, Credit Acceptance or any ERISA Affiliate of the Borrower or Credit Acceptance files under ERISA with the United States Internal Revenue Service, the Pension Benefit Guaranty Corporation or the United States Department of Labor or which recourse any Loan, Contracts, Related Security or other Collateral or any interest therein (other than pursuant to and in accordance with the Transaction Documents).
(e)    [Reserved~~.~~].
(f)    Distributions. The Borrower shall not directly or indirectly, make any distribution (whether in cash or other property) with respect to the profits, assets or capital of the Borrower or any Person’s interest therein, except that so long as no Termination Event or Unmatured Termination Event has occurred and is continuing or would result therefrom, the Borrower may declare and make distributions to its members.
(g)    Change of Name or Location; Change of Location of Records Files. The Borrower shall not (x) change its name or state of organization, (y) move the location of its principal place of business or chief executive office or the offices where it keeps the Records from the location referred to in Sections 4.2 and 14.2 or (z) move, or consent to the Custodian or Servicer moving, the Records/Contract Files from the location thereof on the Closing Date, unless the Borrower has given at least thirty (30) days’ written notice to the Deal Agent and the Collateral Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, as agent for the Secured Parties, in the Collateral; provided, that, Credit Acceptance may temporarily (or permanently, solely in the case of a Contract that is repurchased, liquidated or paid in full) move or transfer individual Contract Files or Records, or any portion thereof without notice in accordance with Section 6.2(c)(iii).
(i) The Servicer will comply in all material respects with the Credit Guidelines and Collection Guidelines in regard to each Loan and Contract unless otherwise required by Applicable Law.

(ii) Credit Acceptance will not agree to or otherwise permit to occur any change in the Collection Guidelines, which change would materially impair the collectibility of any Loan or Contract or otherwise materially adversely affect the interests or remedies of the Deal Agent, the Collateral Agent or the other Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Deal Agent, which consent shall not be unreasonably withheld or delayed; provided that no consent shall be required for any such change required in order to comply with Applicable Law.

(iii) The Servicer shall, upon at least thirty (30) days' prior written request therefor, furnish to the Deal Agent the Credit Guidelines and Collection Guidelines in effect at such time.

(g)    Amortization Events, Servicer Termination Events and Termination Events. The Servicer will furnish to the Deal Agent, as soon as possible and in any event within two (2) Business Days after the occurrence of each Amortization Event, each Termination Event, each Unmatured Termination Event, each Servicer Termination Event and Potential Servicer Termination Event, a written statement of the chief financial officer or ~~treasurer~~chief treasury officer (or if the Backup Servicer has become the Servicer, only to the extent a Responsible Officer has actual knowledge of such event) of the Servicer setting forth the details of such event and the action that the Servicer purposes to take with respect thereto.
(h)    Other. The Servicer will furnish to the Deal Agent or the Collateral Agent, as applicable, promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of Borrower or the Servicer as the Deal Agent or the Collateral Agent may from time to time reasonably request in connection with the interests of the Collateral Agent or the Secured Parties under or as contemplated by this Agreement and the other Transaction Documents.
(i)     Losses, Etc. In any suit, proceeding or action brought by the Deal Agent, the Collateral Agent or any Secured Party for any sum owing thereto, the Servicer shall save, indemnify and keep the Deal Agent, the Collateral Agent and the Secured Parties harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the Obligor under a Loan or Contract, arising out of a breach by Credit Acceptance of any obligation under the related Loan or Contract or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such Obligor or its successor from Credit Acceptance, and all such obligations of Credit Acceptance shall be and remain enforceable against and only against Credit Acceptance and shall not be enforceable against the Deal Agent, the Collateral Agent or any Secured Party.

(j) Notice of Liens Credit Acceptance shall advise the Collateral Agent and the Deal Agent promptly, in reasonable detail of: (i) any Lien asserted or claim made against any portion of the Collateral; (ii) the occurrence of any breach by Credit Acceptance of any of its the Borrower from such obligations and (ii) pay when due any taxes, including without limitation, any sales taxes payable in connection with the Loans or Contracts and their creation and satisfaction. Neither the Collateral Agent, the Deal Agent nor any Secured Party shall have any obligation or liability with respect to any Loan, nor shall any of them be obligated to perform any of the obligations of the Borrower thereunder.

Section 6.4.    Responsibilities of the Borrower
Section 6.4.    . Anything herein to the contrary notwithstanding, the Borrower shall (i) perform all of its obligations under the Loans and Contracts to the same extent as if a security interest in such Loans and Contracts had not been granted hereunder and the exercise by the Collateral Agent of its rights hereunder shall not relieve the Borrower from such obligations and (ii) pay when due any taxes, including without limitation, any sales taxes payable in connection with the Loans or Contracts and their creation and satisfaction. Neither the Collateral Agent, the Deal Agent nor any Secured Party shall have any obligation or liability with respect to any Loan, nor shall any of them be obligated to perform any of the obligations of the Borrower thereunder.
Section 6.5.    Reports.
(a)    Monthly Report. On each Determination Date, the Servicer shall deliver to the Deal Agent, the Backup Servicer and the Collateral Agent a report in substantially the form of Exhibit C attached hereto (the “Monthly Report”) for the related Collection Period (provided that, if SST is Successor Servicer, SST shall only be responsible to the extent it has received sufficient assistance from the Borrower). The Deal Agent shall provide to the Borrower, the Servicer and the Backup Servicer by the third Business Day prior to each Payment Date, information relating to the amount of each obligation which comprises Carrying Costs, Increased Costs, Indemnified Amounts and Additional Amounts for such Collection Period. The Monthly Report shall specify whether an Amortization Event, Servicer Termination Event, Potential Servicer Termination Event, Termination Event or Unmatured Termination Event has occurred with respect to the Collection Period preceding such Determination Date. Upon receipt of the Monthly Report, the Deal Agent and the Collateral Agent shall rely (and shall be fully protected in so relying) on the information contained therein for the purposes of making distributions and allocations as provided for herein. Each Monthly Report shall be certified by a Responsible Officer of the Servicer.
(b)    Credit Agreement. Credit Acceptance shall deliver to the Deal Agent all reports or certificates required to be delivered under Section 7.3 of the Credit Agreement at the times set forth therein.
(c)    Financial Statements. In the event the initial Servicer is no longer subject to the periodic and current reporting requirements of Section 13 or 15(d) of the ~~United States~~ Securities Exchange Act ~~of 1934, as amended,~~ or is not current as to such reporting requirements, Credit Acceptance will submit to the Deal Agent, the Collateral Agent and the Backup Servicer, within 60 days of the end of each of its fiscal quarters (or upon prior notice from Credit Acceptance to the Deal Agent, such longer time period after the close of Credit

Acceptance’s fiscal year as may be temporarily permitted by the SEC or under the Securities Exchange Act for the benefit of a class or classes of persons (collectively and not individually) for Credit Acceptance to file its Quarterly Report on 10-Q for such fiscal quarter with the SEC if Credit Acceptance were subject to such reporting requirements other than as an accelerated filer or large accelerated filer, but excluding any longer time periods resulting from (i) relief provided specifically by the SEC to Credit Acceptance or (ii) Credit Acceptance’s notification to the SEC of its inability to file pursuant to Securities Exchange Act Rule 12b-25), commencing September 30, 2014 unaudited consolidated financial statements as of the end of each such fiscal quarter. Credit Acceptance will submit to the Deal Agent and the Collateral Agent, within 120 days of the end of each of its fiscal years~~,~~ (or upon prior notice from Credit Acceptance to the Deal Agent, such longer time period after the close of Credit Acceptance’s fiscal year as may be temporarily permitted by the SEC or under the Securities Exchange Act for the benefit of a class or classes of persons (collectively and not individually) for Credit Acceptance to file its Annual Report on 10-K for such fiscal year with the SEC if Credit Acceptance were subject to such reporting requirements other than as an accelerated filer or large accelerated filer, but excluding any longer time periods resulting from (i) relief provided specifically by the SEC to Credit Acceptance or (ii) Credit Acceptance’s notification to the SEC of its inability to file pursuant to Securities Exchange Act Rule 12b-25), commencing with the fiscal year ending December 31, 2014 audited consolidated financial statements as of the end of each such fiscal year. Credit Acceptance will submit to the Deal Agent, the Collateral Agent and the Backup Servicer an analysis of the static pool performance of Credit Acceptance for each fiscal quarter within 60 days of the end of such fiscal quarter.
(d)    Annual Statement as to Compliance. The Servicer will provide to the Deal Agent and the Collateral Agent, within 120 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2014, an annual report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year (or in the case of a Successor Servicer which has been Servicer for less than one year, for so long as such Successor Servicer has been Servicer) and no Servicer Termination Event or potential Servicer Termination Event has occurred and is continuing (or if a Servicer Termination Event has so occurred and is continuing, specifying each such event, the nature and status thereof and the steps necessary to remedy such event, and, if a Servicer Termination Event or potential Servicer Termination Event occurred during such year and no notice thereof has been given to the Deal Agent and the Collateral Agent, specifying such Servicer Termination Event or potential Servicer Termination Event and the steps taken to remedy such event) (it being understood and agreed that the provision of any such notice shall in no event constitute or be deemed to constitute a waiver thereof for any purpose of this Agreement or any other Transaction Document).
~~(e)    Forecasted Collections. On the last day of each fiscal quarter of the Borrower, Credit Acceptance will submit to <the Deal Agent a report setting forth the Forecasted Collections >as of the most recent month end in respect of all Loans which are part of the~~

~~Collateral, if no Forecasted Collections was otherwise submitted to the Deal Agent during such fiscal quarter.~~
Section 6.6.    Additional Representations and Warranties of Credit Acceptance as Servicer. Credit Acceptance, in its capacity as Servicer, represents and warrants to the Collateral Agent, the Deal Agent and the Backup Servicer as of the Closing Date, the Effective Date and each day thereafter until the Collection Date, that the only material servicing computer systems and related software utilized by Credit Acceptance to service the Loans and Contracts are: (i) provided by Ontario Systems Corporation under an existing licensing agreement and related resource agreement, each of which may be amended from time to time, and (ii) the “loan servicing system” software developed by Credit Acceptance, which is owned by Credit Acceptance. Should Credit Acceptance or any of its Affiliates develop or implement computer software for servicing that is owned by or exclusively licensed to Credit Acceptance or an Affiliate and utilize such software in the servicing of the Loans and Contracts, the Collateral Agent shall be entitled to compel a license or sublicense for the benefit of the Collateral Agent or its designee of any such validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. The Collateral Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. The Collateral Agent shall not be deemed to have knowledge of any Amortization Event, Unmatured Termination Event, Termination Event or Servicer Termination Event unless the Collateral Agent has received notice from the Borrower or a Secured Party.

Section 12.4.    Reliance.
(a)    The Deal Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Deal Agent. The Deal Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Lender any of the Secured Parties, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by the Secured Parties, provided that unless and until the Deal Agent shall have received such advice, the Deal Agent may take or refrain from taking any action, as the Deal Agent shall deem advisable and in the best interests of the Secured Parties. The Deal Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Lender or any of the Secured Parties, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.
(b)    [Reserved~~.~~].
(c)    The Collateral Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Lender or any of the Secured Parties, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by the Secured Parties, provided that unless and until the Collateral Agent shall have received such advice, the Collateral Agent may take or refrain from taking any action, as the Collateral Agent shall deem advisable and in the best interests of the Secured Parties. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Lender or any of the Secured Parties, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.
Section 12.5.    Non-Reliance on Deal Agent, Collateral Agent and The Lender
Section 12.6.    . Each Secured Party expressly acknowledges that neither the Deal Agent, the

THE LENDER	FIFTH THIRD BANK, NATIONAL ASSOCIATION

By: Name: Title:

Fifth Third Bank, National Association
38 Fountain Square Plaza
MD 109046
Cincinnati, Ohio 45263
Attention: Steven Maysonet and Joy Rutan
Office: 704.688.1121
Email: steven.maysonet@53.com and ABF.Reporting@53.com~~Attention: Brian Gardner~~
~~Facsimile No.: (513) 534-0319~~
~~Confirmation No: (513) 534-7949~~

[SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

THE DEAL AGENT:	FIFTH THIRD BANK, NATIONAL ASSOCIATION

By: Name: Title:

Fifth Third Bank, National Association
38 Fountain Square Plaza
MD 109046
Cincinnati, Ohio 45263
Attention: Steven Maysonet and Joy Rutan
Office: 704.688.1121
Email: steven.maysonet@53.com and ABF.Reporting@53.com~~Attention: Brian Gardner~~
~~Facsimile No.: (513) 534-0319~~
~~Confirmation No: (513) 534-7949~~

[SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

THE COLLATERAL AGENT:	FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Collateral Agent

By: Name: Title:

Fifth Third Bank, National Association
38 Fountain Square Plaza
MD 109046
Cincinnati, Ohio 45263
Attention: Steven Maysonet and Joy Rutan
Office: 704.688.1121
Email: steven.maysonet@53.com and ABF.Reporting@53.com~~Attention: Brian Gardner~~
~~Facsimile No.: (513) 534-0319~~
~~Confirmation No: (513) 534-7949~~

[SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

Exhibit A
FORM OF FUNDING NOTICE
Reference is made to the Loan and Security Agreement, dated as of September 15, 2014 (as amended, supplemented or otherwise modified and in effect from time to time, the “Agreement”), by and among CAC Warehouse Funding LLC V, as borrower (in such capacity, the “Borrower”), Credit Acceptance Corporation, as servicer (in such capacity, the “Servicer”), Fifth Third Bank, ~~as~~National Association, as Lender, Deal Agent and Collateral Agent and Systems & Services Technologies, Inc., as the Backup Servicer. Terms defined in the Agreement, or incorporated therein by reference, are used herein as therein defined.
    (A)    Funding Request. The Borrower hereby requests the Funding pursuant to Section 2.1 and Section 2.3 of the Loan Agreement.
    (B)    Funding Information. The Funding shall (a) take place on [__________] and (b) shall be in an amount equal to $[_______].
    (C)    Representations. The Borrower hereby represents and warrants that (i) all conditions precedent to the Funding described in Article III of the Agreement have been satisfied and (ii) no Termination Event or Unmatured Termination Event shall have occurred. This Funding Notice has been made in accordance with the provisions of Section 2.1(a) and Section 2.3 of the Agreement.
    (D)    Irrevocable. This Funding Notice shall be irrevocable.
    (E)    Governing Law. This Funding Notice shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit B
FORM OF ASSIGNMENT AND ACCEPTANCE

Dated __________, 20__
Reference is made to the Loan and Security Agreement dated as of September 15, 2014 (as amended or modified from time to time, the “Agreement”) among CAC Warehouse Funding LLC V, as borrower (the “Borrower”), Credit Acceptance Corporation, as servicer (the “Servicer”), Fifth Third Bank, ~~as~~National Association, as lender, deal agent collateral agent (the “Leander”, “Deal Agent” and “Collateral Agent”) and Systems & Services Technologies, Inc., as backup servicer. Terms defined in the Agreement are used herein with the same meaning.
__________________ (the “Assignor”) and ___________________ (the “Assignee”) agree as follows:
1.    The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Agreement as of the date hereof which represents the percentage interest specified in Section 1 of Schedule 1 of all outstanding rights and obligations of the Assignor under the Agreement, including, without limitation, such interest in the Commitment of the Assignor and the Advance made by the Assignor. After giving effect to such sale and assignment, the Commitment and the amount of the Capital made by the Assignee will be as set forth in Section 2 of Schedule 1.
2.    The Assignor: (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Adverse Claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of itself or the performance or observance by it of any of its obligations under the Agreement or any other instrument or document furnished pursuant thereto; and (iv) confirms that the Assignee is an Eligible Assignee.
3.    The Assignee: (i) confirms that it has received a copy of the Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Deal Agent, the Collateral Agent or the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Deal Agent and the Collateral Agent each to take such action as agent on its behalf and to exercise such powers under the Agreement as are delegated to the Deal Agent and the

Collateral Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the
IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

[ASSIGNOR]

By:
    Name:
    Title:

Address for notices

    [Address]

[ASSIGNEE]

By:
    Name:
    Title:

Address for notices

    [Address]

Consented and agreed this ___ day of
___________, ____

FIFTH THIRD BANK, NATIONAL ASSOCIATION
as Deal Agent and Collateral Agent

By:
    Name:
    Title:

Exhibit D
Form of Take-Out Release
Reference is hereby made to the Loan and Security Agreement, dated as of September 15, 2014 (as amended, supplemented or otherwise modified and in effect from time to time, the “Agreement”), by and among CAC Warehouse Funding LLC V, as borrower (in such capacity, the “Borrower”), Credit Acceptance Corporation, as servicer (in such capacity, the “Servicer”), Fifth Third Bank, ~~as~~National Association, as deal agent (the “Deal Agent”), lender (the “Lender”) and collateral agent (the “Collateral Agent”), and System & Services Technologies Inc., as backup servicer.
Capitalized terms not defined herein shall have the meaning given such terms in the Agreement.
Pursuant to Section 2.8(a) of the Agreement, the Borrower requests the Collateral Agent to release all of its right, title and interest, including any security interest and Lien, in and to the Loans and Related Security identified on Schedule 1 hereto (the “Released Loans and the Related Security”). The TakeOut Date is as of [_____________________].
Pursuant to Section 2.8(a)(ii) of the Agreement, the Servicer and the Borrower hereby certify that the Borrower will have sufficient funds on the TakeOut Date to effect the TakeOut in accordance with the Agreement.
Pursuant to Section 2.8(a)(iii) of the Agreement, the Servicer and the Borrower hereby certify that after giving effect to the TakeOut and the release to the Borrower of the Loans and Related Security on the TakeOut Date, (x) the representations and warranties contained in Sections 4.1 and 4.2 of the Agreement shall continue to be correct in all material respects, except to the extent relating to an earlier date, and (y) neither an Unmatured Termination Event nor a Termination Event has occurred.
Upon receipt in the Collection Account of $[___________] in immediately available funds, the Collateral Agent hereby releases all of its right, title and interest, including any security interest and Lien, in and to:
    (i)    the Released Loans and the Related Security, all monies due or to become due with respect thereto, whether accounts, chattel paper, general intangibles or other property, all monies or remittances on deposit in the Credit Acceptance Payment Account which constitute proceeds of such Released Loans and the Related Security;
    (ii)    the security interests in the Contracts granted by Obligors pursuant to the related Released Loans and the Related Security;
    (iii)    all of the Borrower’s rights under (x) the Contribution Agreement and (y) each Dealer Agreement, in each case with respect to such Released Loans and the Related Security; and

1.Executed as of _____________.
Credit Acceptance Corporation, as the Servicer
By:
    Name:
    Title:
CAC Warehouse Funding LLC V, as the Borrower
By:
    Name:
    Title:
Fifth Third Bank, National Association, as the Lender, Collateral Agent and Deal Agent
By:
    Name:
    Title:

Exhibit F
Form of Officer’s Certificate
CREDIT ACCEPTANCE CORPORATION
CERTIFICATE OF OFFICER
I, Douglas W. Busk, on this date of [_____] __, 2014, hereby certify that I am the duly executed, qualified and acting Treasurer of Credit Acceptance Corporation, a Michigan corporation (the “Company”), and that, as such, I have access to its corporate records and am familiar with the matters certified herein, and I am authorized to execute and deliver this certificate in the name and on behalf of the Company, and that:
    1.    This certificate is being delivered pursuant to that certain Loan and Security Agreement (the “Loan and Security Agreement”), dated September 15, 2014, by and among the Company, CAC Warehouse Funding LLC V, Fifth Third Bank, National Association and Systems & Services Technologies, Inc. The capitalized terms used in this certificate and not defined herein have the respective meanings specified in the Loan and Security Agreement.

    2.    The closing conditions set forth in Sections 3.1(a) (other than with respect to the Hedging Agreements), (c) and (d) of the Loan and Security Agreement have been satisfied, including without limitation, the following:

        (i)    No Amortization Event, Termination Event or Unmatured Termination Event has occurred; and

        (ii)    No Servicer Termination Event or Potential Servicer Termination Event has occurred.

    3.    The transactions under the Loan and Security Agreement and any other Transaction Document to which the Company is a party do not and will not render the Company not Solvent.

Exhibit G
FORM OF RELEASE
Reference is hereby made to the Loan and Security Agreement, dated as of September 15, 2014, among CAC Warehouse Funding LLC V, as the Borrower, Credit Acceptance Corporation, as the Servicer, Fifth Third Bank, National Association, as the Leander, Deal Agent and Collateral Agent and Systems & Services Technologies, Inc., as the Backup Servicer as it may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof (the “Agreement”).
Capitalized terms not defined herein shall have the meaning given such terms in the Agreement.
Pursuant to Section 2.16(a) of the Agreement, the Borrower requests the Collateral Agent to release all of its right, title and interest, including any security interest and Lien, in and to the Loans and Related Security identified on Schedule 1 hereto (the “Released Loans and the Related Security”).
The Servicer and Borrower hereby certify that after giving effect to the release to the Borrower of the Loans and Related Security as provided below, (x) the representations and warranties contained in Article IV of the Agreement shall continue to be correct in all material respects, except to the extent relating to an earlier date, and (y) neither an Unmatured Termination Event nor a Termination Event has occurred.
Upon deposit in the Collection Account of $[___________] in immediately available funds, the Collateral Agent hereby releases all of its right, title and interest, including any security interest and Lien, in and to [all of] the Loans and the Related Security identified on Schedule I hereto (the “Released Loans and Related Security”):
(i)    the Released Loans and the Related Security, all monies due or to become due with respect thereto, whether accounts, chattel paper, general intangibles or other property, all monies or remittances on deposit in the Credit Acceptance Payment Account which constitute proceeds of such Loans and the Loans;
(ii)    the security interests in the Contracts granted by Obligors pursuant to the related Loan and all security related thereto;
(iii)    all of the Borrower’s rights under the Contribution Agreement and each Dealer Agreement with respect to such Loans and the Related Security;
(iv)    the proceeds of any and all of the foregoing.
[REMAINDER OF PAGE BLANK. SIGNATURE PAGE FOLLOWS.]

Executed as of _____________.
Credit Acceptance Corporation, as the Servicer

By:
Name:
Title:

CAC Warehouse Funding LLC V, as the Borrower

By:
Name:
Title:

Fifth Third Bank, National Association, as the Deal Agent and Collateral Agent

By:
Name:
Title:

Exhibit I
FORM OF VARIABLE FUNDING NOTE

Cincinnati, Ohio
[_____], ~~2014~~2020
FOR VALUE RECEIVED, the undersigned, CAC WAREHOUSE FUNDING LLC V, a Delaware limited liability company (the “Borrower”), promises to pay to the order of Fifth Third Bank, National Association, as Deal Agent, on behalf of the Lender, on the Maturity Date specified in Section 2.1(c) of the Loan and Security Agreement (as hereinafter defined), at Fifth Third Bank, National Association, Asset Securitization, 38 Fountain Square Plaza, MD 109046, Cincinnati, OH 45263; ~~Fax: 513-534-0319~~Email: steven.maysonet@53.com and ABF.Reporting@53.com, in lawful money of the United States of America and in immediately available funds, the principal amount of One Hundred Million Dollars ($~~100,000,000~~125,000,000), or, if less, the aggregate unpaid principal amount of the all Advances made by the Lender to the Borrower pursuant to the Loan and Security Agreement, and to pay interest at such office, in like money, from the date hereof on the unpaid principal amount of the Advance from time to time outstanding at the rates and on the dates specified in the Loan and Security Agreement.
The Deal Agent is authorized to record, on the schedules annexed hereto and made a part hereof or on other appropriate records of the Deal Agent, the date and the amount of the Advance made by the ~~Lenders~~Lender, each continuation thereof, the funding period for such Advance and the date and amount of each payment or prepayment of principal thereof. Any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that the failure of the Deal Agent to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder, under the Loan and Security Agreement in respect of the Advance.
This Variable Funding Note is the Note referred to in the Loan and Security Agreement, dated as of September 15, 2014 (as amended, supplemented, or otherwise modified and in effect from time to time, the “Loan and Security Agreement”), among CAC Warehouse Funding LLC V (the “Borrower”); Credit Acceptance Corporation (the “Servicer”); Fifth Third Bank, as lender (the “Lender”); as deal agent (the “Deal Agent”); and as Collateral Agent (the “Collateral Agent”); and Systems & Services Technologies, Inc. (the “Backup Servicer”). Capitalized terms used herein and defined herein have the meanings given them in the Loan and Security Agreement.
This Variable Funding Note is subject to optional and mandatory prepayment as provided in the Loan and Security Agreement.
Upon the occurrence of a Termination Event, the Secured Parties shall have all of the remedies specified in the Loan and Security Agreement. The Borrower hereby waives presentment, demand, protest, and all notices of any kind.

THIS VARIABLE FUNDING NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Schedule VII

Forecasted Collections
[To be provided in accordance with Section 2.8(a)(vii) or Section ~~6.5~~3.2(e)]

Schedule VIII
Commitment Amount of the Lender

Lender	Commitment Amount
Fifth Third Bank	$~~100,000,000~~125,000,000